Exhibit 10.3

Patterson-UTI Energy, Inc.
Qualified Retiree Program

I.Objective:
The Patterson-UTI Energy, Inc. Qualified Retiree Program (this “Program”) has been established by the Compensation Committee (the “Committee”) of the Board of Directors of Patterson-UTI, Energy Inc. (the “Company”) to facilitate a smooth process for retiring employees of the Company and its direct and indirect subsidiaries (collectively, the “Company Group”) who meet the eligibility requirements set forth herein (each such eligible individual, a “Participant”).

II.Purpose:
The purpose of the Program is to permit retiring Participants to continue to vest in and be eligible to receive the benefits under certain of the Company’s plans and programs, thereby providing a transition framework for such Participants’ Retirement that ensures the Participants will remain incentivized to transfer knowledge and contacts and assist in long-term organizational success following their Retirement, creating a smooth, minimally disruptive transition from which the Company Group will benefit.

III.Definitions:
•Active Status: An employee available and attending all work as scheduled by his or her manager. Temporary periods of paid time off will qualify as “Active Status”. Employees on approved long-term leave of absence will not be considered to be on “Active Status” unless and until such employee returns from the approved leave to actively perform services as an employee for the Company Group. Whether an employee is on “Active Status” will be determined by the Committee, or its authorized delegate, in its sole discretion.

•Cause: A Participant’s (i) indictment for, conviction of, or plea of no contest to any crime involving dishonesty, theft or moral turpitude or any felony, (ii) conduct in connection with his or her employment duties or responsibilities that is fraudulent, unlawful or grossly negligent, (iii) willful misconduct, (iv) contravention of specific lawful directions related to a material duty or responsibility which is directed to be taken by the Participant’s supervisor, (v) act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of any member of the Company Group and its affiliates, or (vii) failure to comply with a material policy of any member the Company Group.

•Disability: The Participant either (i) qualifies for long-term disability benefits under a long-term disability program sponsored by the Company Group in which employees participate generally or (ii) if the Company Group does not sponsor such a long-term disability program, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

•Good Standing: An employee on “Active Status” with acceptable performance, holding a compliant attendance record and free from disciplinary processes or Performance Improvement Plan(s). Whether an employee is in “Good Standing” at any given time will be determined by the Committee, or its authorized delegate, in its sole discretion.

•Long-Term Incentive Awards: Equity or equity-based awards granted under the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended, or any similar long-term incentive plan sponsored by any member of the Company Group (including, without limitation, the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan and the NexTier Oilfield Solutions Inc. (Former C&J Energy) Management Incentive Plan).

Page | 1

•Notice Date: The date the Participant submits an application announcing his or her intention to retire.

•Notice Period: Time period commencing on the date the Participant submits to the Company Group an application announcing his or her intent to retire and concluding on the date the Participant’s employment actually terminates.

•Retiree: A former employee of a member of the Company Group who has retired from employment with the Company Group.

•Retirement: Voluntary resignation from employment with the applicable member of the Company Group following satisfaction of all requirements under the Program.

•Retirement Date: Date the Participant’s employment actually terminates as a result of Retirement.

•Rule of 65: When an employee’s age and Service Tenure with the Company Group equals 65 “points”, where 1 point is earned for each whole calendar year of age and each whole completed year of service.

•Service Tenure: Also known as service history, “Service Tenure” seeks to quantify and recognize time worked for the Company Group. For the avoidance of doubt, for any Participant who joined the Company Group in connection with the Company’s acquisition of such Participant’s predecessor employer (or all the assets of a predecessor employer), such prior service shall be included for purposes of calculating such Participant’s Service Tenure, unless otherwise expressly excluded by the Committee.

IV.Administration; Delegation.
The Committee shall administer this Program in accordance with its terms and shall have all powers necessary to carry out the provisions of this Program. The Committee shall have the discretionary authority to interpret and construe the terms of this Program and determine all questions arising in the administration, interpretation, and application of this Program, such determinations to be presumptively conclusive and binding on all persons to the maximum extent allowed by law, and uniformly and consistently applied to all persons in similar circumstances; to adopt such rules and procedures as it deems necessary, desirable or appropriate for the administration of this Program; to appoint such agents, counsel, accountants, consultants and other persons as may be required to administer this Program; to determine all claims for benefits and take such further action as the Committee shall deem advisable in the administration of this Program.

The Committee shall have the discretionary authority to delegate its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Program. The Committee hereby delegates authority for day-to-day administration of the Program to the Company’s Senior Vice President of Human Resources or, if no one is serving in such position at any applicable time, the Company Group’s highest ranking human resources professional at such time (such individual, the “HR Leader”), who may further delegate such day-to-day administrative duties. The Committee and any delegate thereof shall be entitled to rely in good faith upon any opinions or reports furnished to it by any such experts or other persons.

This Program is intended to operate in tandem with each Participant’s Long-Term Incentive Award(s) and employment agreements (if any). However, if this Program results in an increased benefit to a Participant, the Program terms will supersede any conflicting terms under the applicable Long-Term Incentive Award(s) and/or employment agreements, and all other terms of such agreements will continue to apply. Application by a Participant for this Program evidences their agreement with this provision, as well as the other terms of the Program.

V.Eligibility
Page | 2

Employees of the Company Group who (i) are Grade 40 and lower or who are otherwise designated for participation by the Committee or its authorized delegate, (ii) are in Active Status and in Good Standing, and have achieved the Rule of 65, are eligible to apply for the Program. The points required under the Rule of 65 may be achieved in any combination of age and Service Tenure, subject to the following minimums:
•Minimum age of 55 years, and
•Minimum Service Tenure of 5 total completed years of service, with at least 5 years of continuous service completed with the Company Group immediately prior to termination of employment.

PTO or vacation time may not be used to bridge the Retirement Date to a service anniversary date.

Example:
•An employee in Active Status and in Good Standing has provided a notice for Retirement effective June 30, 2024 (with the employee born on April 25, 1966 and with date of hire of August 6, 2016):
Age on Retirement Date – 58 years
Service Tenure on Retirement Date – 7 years
Total Points Achieved – 65 points; Eligible for the Program

Notwithstanding the foregoing, no person who is providing services to the Company Group through a temporary service or on a leased basis or who is hired by the Company Group as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding United States federal income or employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding, shall be eligible to apply for the Program.

Additionally, if approved for the Program as described below, Participants must execute a separation, release and waiver agreement in a form to be provided by the Company, in order to be eligible to receive the Program Benefits (as defined below). Such agreement must be executed by the employee within the time periods proscribed in such agreement.

VI.Notice Period
To provide the Company Group sufficient time to plan for vacancies created from a Retirement, employees who otherwise meet the eligibility requirements for the Program must provide a minimum of 6 months’ notice of intent to Retire by completing a Program Application on the form provided by the Company and delivering it to the HR Leader or his or her delegate. Applications may be presented up to 1 year prior to, but not later than 6 months prior to, the intended Retirement Date.

Once the Program Application has been submitted, the HR Leader or his or her delegate will notify the employee of his or her application status within 30 days of its receipt of the application. Such notification will indicate whether the application is:

•Accepted as presented – Employee meets Program eligibility requirements, Notice Period provided in the application is sufficient and proposed Retirement Date is agreed upon.
•Accepted with conditions as noted by the Company – Employee meets Program eligibility requirements (thereby becoming a Participant), but the Company requires an extension of or reduction to the Notice Period:
oIf the Company is shortening the Notice Period (and thereby accelerating the Retirement Date), the Participant will continue to receive his or her base salary in effect as of immediately prior to the Notice Date for the 6-month period following the Notice Date.
oIf the Company is lengthening the Notice Period (and deferring the Retirement Date), any extension of the Notice Period will be capped at 3 months, with a maximum 9-month Notice Period.
Page | 3

•Denied as presented – Employee does not meet Program eligibility requirements. Employees whose applications are denied as presented will be provided with an explanation of the basis for the denial and given an opportunity to appeal the decision and provide supporting documentation of their application. Any appeal must be made within 30 days of the HR Leader’s or its authorized delegate’s denial of an employee’s application.
oThe Committee or its authorized delegate will review the appeal and notify employee of the final outcome within 30 days of the Company’s receipt of the appeal. The Committee’s or its authorized delegate’s decision on appeal will be final and binding on all parties and any such decision is at the Committee’s or its authorized delegate’s sole and absolute discretion.

VII.Early Termination by the Company Without Cause
In the event of the early termination of employment by the Company without Cause of a Participant (i.e., any employee who has previously submitted a Program Application that has been accepted and approved by the Company), the Company will pay such Participant the Program Benefits, as applicable, subject to the Participant’s execution and nonrevocation of a separation, release and waiver agreement in accordance with Section V.

VIII.Program Benefits
Any payments under the Program will be subject to the Company Group’s applicable clawback policies. In addition, the Committee or its authorized delegate maintains the sole discretion to amend, suspend and/or terminate the Program benefits at any time based on the Participant’s actions and non-adherence to any applicable post-employment covenants.

With respect to any Participant whose application is accepted as described above and who completes the separation, release and waiver agreement in accordance with Section V, the following Program benefits (collectively, the “Program Benefits”) shall be provided:

Time-Based Long-Term Incentive Awards
Any outstanding Long-Term Incentive Awards that are subject solely to time-based vesting conditions held by such Participant will remain outstanding and eligible to vest in accordance with the terms of the applicable award agreement; provided, however, that continued service with the Company Group shall no longer be required following the Retirement Date. For the avoidance of doubt, this Program does not apply to or affect any award that includes any performance-based vesting component. If the Participant dies following the Retirement Date, all then outstanding time-based vesting Long-Term Incentive Awards shall accelerate and automatically vest and be settled as soon as practicable, and in all events, within 30 days following the Company’s receipt of notice of such death.

For the avoidance of doubt, and without limiting anything contained in Section IX below, any applicable restrictive covenants (including, without limitation, covenants relating to non-solicitation, non-competition and/or non-disparagement) in a Participant’s employment agreement or Long-Term Incentive Award agreements will remain in effect and otherwise uninterrupted by the Participant’s Retirement. Should a Participant be in violation of any such covenants, all outstanding Long-Term Incentive Awards may be forfeited and cancelled immediately.

Short-Term Incentive/Annual Bonus
Such Participant shall remain eligible to receive a pro-rata portion of any annual bonus earned for the year in which he or she retires based on actual performance for such year, with such proration based on the number of whole months the Participant worked in such year prior to his or her Retirement Date. All other plan rules of the specific annual bonus program shall remain applicable, including the requirement that all required performance metrics must be satisfied for any bonus to be earned and that the Participant will receive payment at the same time as payment, if any, is made to other eligible employees under such annual bonus program; provided that, in all events, such payment shall be made in the calendar year following the year to which such annual bonus relates.
Page | 4

IX.Restrictive Covenants.
As a condition to receiving any of the Program Benefits, the Participant agrees to be subject to the restrictive covenants set forth in Annex I.
X.Program Amendment or Termination.
The Committee may terminate, suspend, withdraw, amend or modify the Program, in whole or in part, at any time and from time to time, for any reason; provided that no such action may materially and adversely affect a Participant’s rights under the Program with respect to a Retirement that occurred prior to the date of the Committee’s action. This includes, but is not limited to, the Committee’s sole discretion to, at any time, change the eligibility requirements and modify or exclude the type and size of benefits provided under the Program. The Company hereby delegates authority to amend or modify the Program to, as applicable, the Company’s Chief Executive Officer, Chief Financial Officer and the HR Leader; provided, however, that the Committee shall retain the sole amendment authority to (i) terminate, suspend or withdraw the Program, (ii) make changes that would result in a material increase or decrease in the benefits provided hereunder, and (iii) amend the Program terms as applicable to any executive officer of the Company.
XI.No Employment Contract.
Nothing contained in the Program shall be construed to be an employment contract between a Participant and any member of the Company Group. Each Participant is employed at will, and the Company and any Participant may terminate such Participant’s employment at any time, for any reason or no reason whatsoever, and with or without advance notice.
XII.Tax Withholding.
Any payments that a Participant receives under this Program shall be subject to all required tax withholding. The Participant will bear the cost of any taxes not withheld on benefits provided under the Program, regardless of whether withholding is required.
XIII.Section 409A.
This Program is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and interpreted in accordance with such intent. To the extent any payment or benefit provided under the Program is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any IRS guidance promulgated with respect to Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Program unless such termination is also a “separation from service” within the meaning of Section 409A.
To the extent required to comply with Section 409A (as determined by the Company), if any Participant is a “specified employee,” as determined by the Company, as of the applicable date of termination, then all amounts due under the Program that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Participant’s date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the Participant’s date of termination (or, if the Participant dies during such six month period, within 90 days after the Participant’s death) to the extent necessary to avoid adverse tax consequences under Section 409A. Each payment under the Program, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b).
Page | 5

The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any provisions of the Program are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

XIV.Severability.
If any provision of the Program is held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provisions had been excluded.
XV.Successors.
Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Program and agree expressly to perform the obligations under this Program in the same manner and to the same extent as the Company Group would be required to perform such obligations in the absence of a succession. For all purposes under this Program, the term “Company” will include any successor to the Company’s business or assets which become bound by the terms of this Program by operation of law, or otherwise.
XVI.Governing Law; Dispute Resolution.
The interpretation, performance and enforcement of the Program shall be governed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.
Following exhaustion of the administrative review of claims procedure described below, each Participant, by participating in this Program, agrees to have any dispute or controversy arising under or in connection with this Program settled by final and binding arbitration administered by the American Arbitration Association (the “AAA”) under the then current Employment Arbitration Rules of the AAA, subject to the following: (a) such arbitration shall take place in or near the city in which the Company Group has a regional office closest to the location where the Participant performed work immediately preceding the demand for arbitration; (b) the provisions of the Program shall be construed, administered and enforced their terms and applicable law; (c) such arbitration shall be arbitrated by one (1) neutral arbitrator who, unless otherwise agreed by the parties, will be (i) an attorney experienced in employment law and the oil and gas industry and licensed to practice law in the state in which the arbitration is convened or (ii) a retired judge from any jurisdiction, in each case, selected in accordance with the process described below (the “Arbitrator”); (d) either party may seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal; (e) the Arbitrator’s standard of review shall be exclusively one of abuse of discretion and the Arbitrator shall be limited to the factual determination of the Committee or its authorized delegate; (f) the award shall be issued within six (6) months of the filing of the notice of intention to arbitrate and the Arbitrator shall agree to comply with this schedule before accepting appointment; (g) except as may be required by law, neither a party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties; (h) each party shall bear its own costs and expenses and the Company shall bear the arbitrator’s and administrative fees of arbitration; and (i) judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof.
In the event the parties do not mutually choose an arbitrator, the Arbitrator will be selected as follows: The AAA will give each party a list of nine (9) arbitrators drawn from its panel of arbitrators. Each party will have ten (10) calendar days to strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual will be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the AAA will convene a telephone conference and the parties will strike names alternately from the list of common names until only one remains. The party who strikes first will be determined by a coin toss. If no common name remains on the lists of all parties, the AAA will provide an additional list of nine (9) arbitrators from which the parties will
Page | 6

strike alternately by telephone conference convened by AAA, with the party striking first to be determined by a coin toss, until only one name remains. That person will be designated as the Arbitrator. If for any reason, the individual selected cannot serve, the AAA will issue another list of nine (9) arbitrators and repeat the alternate striking selection process. If for any reason the AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral Arbitrator.

Page | 7

ANNEX I

Restrictive Covenants

I.Confidential Information. Each Participant acknowledges that in connection with the Participant’s employment with the Company Group, the Company Group has and will continue to provide the Participant with, give the Participant access to, and/or allow the Participant the opportunity to develop, certain confidential information of the Company Group. “Confidential Information” means an item of information or compilation of information, in any form (tangible or intangible), related to the Company Group’s business that the Participant first acquires or gains access to during employment with the Company Group, that the Company Group has not authorized public disclosure of, and that is not readily available through proper means to the public or persons outside the Company Group who are under no obligation to keep the information confidential. The Company Group’s Confidential Information includes, but is not limited to, its non-public: past, current and future business plans, corporate opportunities, organization restructuring and other business initiatives, operations, acquisition, merger or sale strategies, contract provisions, personnel data, production, product and service development, product and service designs, how products and services are administered and managed, product and service names and marks, marketing strategies, cost and pricing information, margins, operation or production procedures or results, partners, partnership or other business arrangements or agreements with third parties, customers, customer lists, customer sales volumes, profits and other financial information, customer and vendor contracts, books, records and documents, technical information, trade secrets, formulas, codes, applications, algorithms, programs, devices, techniques, information relating to the Company Group or its customers’ planned or existing operating systems, computer systems and systems architecture (including computer hardware, computer software, source code, object code), documentation of methods of processing, and operational methods, services and processes. An item of Confidential Information need not be marked “confidential” or otherwise labeled to qualify as Confidential Information; instead, the definition provided above will control at all times. Due to its special value and utility as a compilation, a confidential compilation of information by the Company Group will remain protected as Confidential Information even if individual pieces of information in it are public. Private disclosure of Confidential Information to parties the Company Group is doing business with for business purposes shall not cause the information to lose its protected status under this Program. The Company Group has and will continue to also provide to the Participant access to, and/or the opportunity to develop, business relationships with the Company Group’s customers, clients, vendors and partners with whom the Company Group has developed goodwill and to which the Participant would not otherwise have access (collectively, “Company Group Relationships”). The Participant acknowledges and agrees that even if the Participant creates or adds to any Confidential Information or Company Group Relationships, the Participant is being compensated to do so under the Participant’s employment with the Company Group and any such information is and will remain the property of the Company Group.
a.Value of Confidential Information and Access to Company Group Relationships. The Participant acknowledges that the Company Group’s business is highly competitive and that the Confidential Information and opportunity to develop Company Group Relationships are valuable, special, and unique assets of the Company Group which the Company Group uses in its business to obtain a competitive advantage over the Company Group’s competitors which do not know or use this information. The Participant further acknowledges that protection of the Confidential Information and Company Group Relationships against unauthorized disclosure and use is of critical importance to the Company Group in maintaining its competitive position.
b.Nondisclosure or Use of Confidential Information and Company Group Relationships. The Participant hereby covenants and agrees that the Participant will hold in the strictest confidence and will not, directly or indirectly or in any manner, at any time during or after the Participant’s employment by the Company Group, make any unauthorized disclosure of any Confidential Information or make any use
Page | 8

thereof or of the Company Group Relationships, except for the sole benefit of, and on behalf of, the Company Group or in connection with the Participant’s duties on behalf of the Company Group.
c.Third Party Information. The Participant acknowledges that, as a result of the Participant’s employment by the Company Group, the Participant will have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the Company Group. The Participant agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.
d.Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, the Participant during the period of the Participant’s employment by the Company Group which contain or disclose the Confidential Information and/or Company Group Relationships, or that relate to the performance of the Participant’s job duties or the business of the Company Group, shall be and remain the property of the Company Group. Upon request, and in any event without request upon termination of the Participant’s employment by the Company Group, for any reason, the Participant promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company Group.
e.Protected Disclosures. Notwithstanding any provision to the contrary in this Annex I, nothing herein prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, the parties acknowledge and agree that the Participant does not need the prior authorization of the Company Group to make any such reports or disclosures and the Participant is not required to notify the Company Group that the Participant has made such reports or disclosures. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b), the Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in (a) confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. In the event the Participant files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court or arbitration proceeding, provided the Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court or arbitrator order.
II.Non-Competition and Non-Solicitation.
a.Consideration. The restrictive covenants contained in this paragraph II are supported by consideration to the Participants from the Company Group as specified in the Program, including the Program Benefits. Each Participant expressly acknowledges and agrees that the restrictions set forth herein are reasonably related to the protection of the Company Group’s business interests, including the preservation of the Company’s goodwill. Each Participant agrees that the restrictive covenants contained in this paragraph II are in exchange for the consideration specified in the Program, are a material incentive for the Company to provide such Program Benefits, help enforce the Participant’s agreements regarding the Confidential Information and Company Relationships as set forth in paragraph I of this Annex I above, and to protect the Company Group’s legitimate business interests (including the protection of its trade secrets and the goodwill with which the Participant will be associated, and that the Participant will help build, during the Participant’s employment).
Page | 9

b.Non-Competition.1 Each Participant hereby covenants and agrees that during the period commencing on the Participant’s Retirement Date and ending on the first date on which the Participant has received all potential, or is otherwise no longer eligible for any further, Program Benefits (the “Restricted Period”), the Participant will not, directly or indirectly, for the Participant or for others:
i.undertake competitive activities (as an investor, employee, officer, director, shareholder, consultant, independent contractor, partner, joint venturer, manager, sales representative, agent, broker, purchasing or marketing agent, or otherwise) on behalf of or for the benefit of any person or entity that (A) provides (or is planning to provide) the same goods or services provided by the Company Group or (B) provides goods or services that are so similar that they would displace or diminish the business opportunities of the Company Group with its customers and prospective customers or (C) otherwise competes with the Company’s business (a “Competitive Business”); by way of illustration and not limitation, competitive activities, goods or services include directional drilling, measurement while drilling, downhole drilling motors, contract drilling, well stimulation (hydraulic fracturing), cementing, wireline operations, pumpdown operations, natural gas fueling, power solutions, wellbore placement optimization, oilfield equipment rentals, electrical controls and automation, PDC drill bit design, manufacturing and sale, or any other activities similar in function or purpose to those the Participant was engaged in with the Company in the Look Back Period; or
ii.render advice or services to, or otherwise assist, with or without compensation, any other person or entity who is engaged or is preparing to engage, directly or indirectly, in any activity, work, business, or investment relating to a Competitive Business; provided, however, the Participant may own an entirely passive investment interest of less than 1% in a publicly-traded company that is a Competitive Business so long as the Participant is not an active participant in the business.
During the Restricted Period, a Participant’s continuing obligations under this paragraph II above shall not prevent the Participant from performing services as an employee of a Competitive Business if the services: (A) do not involve the Participant’s use, disclosure or reliance upon Confidential Information or Company Group Relationships, and (B) are unrelated to any line of business for which the Participant had direct or indirect responsibilities or about which the Participant had Confidential Information when employed by the Company Group, and (C) do not involve the Participant working in a capacity in which the Company Group’s Confidential Information or Company Group Relationships could provide a benefit or potential benefit to the Participant or any other person or entity.  All three conditions ((A), (B), and (C)) must be met for the service activity to qualify for exclusion.
During the Restricted Period, a Participant’s continuing obligations under this paragraph II of Annex I shall be limited to those locations where, during the Look Back Period, the Participant, or any of the Participant’s subordinates, has (i) sold, performed or provided any goods or services of the Company Group or (ii) actively pursued sales of the Company Group’s goods or services, as well as a 75-mile radius around any such areas described in (i) and/or (ii). For clarity, such locations include any offices out of which the Participant or one of the Participant’s subordinates worked during the Look Back Period and the locations of the places the goods and services were performed and/or proposed to be performed. The “Look Back Period” refers to the shorter of the last two (2) years of the Participant’s employment with the Company Group (inclusive of any predecessor entity) or the total period of the Participant’s employment with the Company Group (inclusive of any predecessor entity) if the Participant’s period of employment is less than two (2) years.
1 If, despite the choice of law provision in the Program, another jurisdiction’s law is deemed to apply as a result of a Participant’s jurisdiction of residence or situs of employment with the Company Group, and such local law prohibits application of this paragraph II(b) of Annex I as written (including after application of paragraph VI hereof), then the provisions of this paragraph II(b) (“Non-Competition”) shall be revised to only prohibit the Participant from undertaking the activities in II(b)(i) and II(b)(ii) during the Recipient’s employment with the Company Group and the provisions of this paragraph II(b) shall not apply during the post-employment period of the Restricted Period.
Page | 10

c.Non-Interference with Business Relations.2
i.Covered Customers. During the Restricted Period, the Participant will not, for the benefit of a Competitive Business, directly or through others, solicit or assist in soliciting competing business from any Covered Customer or accept any competing business from any Covered Customer. A “Covered Customer” means a customer of the Company that the Participant (or persons the Participant supervises) had material interaction with on behalf of the Company or that the Participant was provided Confidential Information about, in the Look Back Period. Material interaction is presumed present if the Participant participated in communications with the customer or received commissions (or other beneficial credit) for business done with the customer. Where enforceable by law, a customer will include any active prospect (person or entity) such as a prospect who is engaged in negotiations or communication with the Company Group about doing business during the Look Back Period. To “solicit” means to interact with another person or entity for the purpose (or foreseeable result) of causing a particular responsive action (such as terminating a relationship or purchasing competitive goods or services), irrespective of which party first initiates contact or how the contact occurred. This restriction is understood to be reasonably limited by geography to those locations and/or places of business where the Covered Customers are located and available for solicitation.
ii.Protection of Company Group Relationships. During the Restricted Period, the Participant will not, for the benefit of a Competitive Business, interfere with the relationship between the Company Group and one of its Company Group Relationships that the Participant has had the opportunity to be involved in or receive Confidential Information about. The foregoing shall be understood to prohibit the Participant from engaging in contact or communications with any person or entity, any customer, client, supplier, partner, vendor, or financing source of the Company Group that is an ongoing Company Group Relationship for the purpose of causing (in whole or in part) that person or entity to stop or reduce business conducted with the Company Group or to change material terms of the Company Group Relationship to the detriment of the Company Group. The foregoing shall be understood to be limited in scope to those persons or entities with whom the Participant had some involvement during the Look Back Period on behalf of the Company, or about whom the Participant was provided Confidential Information, and limited in geography to those locations and/or places of business where the Company Relationships at issue are located.
d.Employee Non-Solicitation. In order to protect the Company Group’s Confidential Information and trade secrets, during the Restricted Period, the Participant will not, for the benefit of a Competitive Business, directly or through others, solicit or induce any Covered Employee to terminate his or her employment with the Company Group, or hire or assist a Competitive Business in hiring a Covered Employee who is at the time an employee of the Company Group or was within the preceding 90 days an employee of the Company Group and resigned from employment. A “Covered Employee” means an employee or individual in the employ of the Company Group that the Participant works with, is provided Confidential Information about, or gains knowledge of through the Participant’s employment with the Company
2 If, despite the choice of law provision in the Program, another jurisdiction’s law is deemed to apply as a result of the Participant’s jurisdiction of residence or situs of employment with the Company Group, and such local law prohibits application of this paragraph II(c) of Annex I as written (including after application of paragraph VI hereof) then, to the fullest extent permitted by such local law, the provisions of this paragraph II(c) (“Non-Interference with Business Relations”) shall be revised to only prohibit the Participant from directly soliciting the sale of goods, services or a combination of goods and services from the established customers of the Company Group for the Restricted Period after the termination of the Participant’s employment with the Company Group. Unless otherwise unenforceable under applicable law, an established customer will be understood to be a Covered Customer.

Page | 11

Group. The foregoing obligation does not prohibit general advertising to the public like “help wanted” ads.
III.Remedies, Enforcement and Other Matters.
a.Injunctive Relief and Special Remedies. The Participant acknowledges that a remedy at law for any breach or threatened breach under any or all of the provision of paragraph II of this Annex I will be inadequate and that the Company Group will be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of any or all of the provisions of paragraph II(b) of this Annex I or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of any or all of the provisions of paragraph II(b) of this Annex I by the Participant or others acting on the Participant’s behalf. The Participant acknowledges and agrees that such remedies will be in addition to all other remedies available to the Company Group at law or in equity, including, without limitation, upon written demand by the Company Group, forfeiture of any Long-Term Incentive Awards subject to continued vesting solely by reason of the Program and that remain in the Participant’s possession and, with respect to any shares earned pursuant to continued vesting under the Program after a Participant’s Retirement that the Participant has disposed of, repayment to the Company Group of the fair market value of such shares.
IV.Participant Acknowledgement. Each Participant acknowledges that such Participant has carefully read and considered the provisions of this Annex I. Each Participant acknowledges and agrees that this Annex I is necessary for the protection of the Company Group’s trade secrets. Each Participant acknowledges and agrees that he or she has received and will receive sufficient consideration to justify such restrictions, a part of such consideration being the Program Benefits and the Confidential Information and Company Group Relationships that the Participant receives from the Company Group. Each Participant further acknowledges and agrees that the restrictions on time, geographic territory and scope of restricted activities are reasonable in all respects, and such Participant will not challenge same.
V.Obligations of the Participant. Notwithstanding anything to the contrary contained herein, all of the covenants, restrictions and obligations of a Participant with respect to paragraph II of this Annex I shall continue or extend for such additional number of days equal to the actual days when the Participant is in violation or breach of any of such covenants, restrictions and obligations contained herein.
VI.Reconstruction of Annex I. Should a court of competent jurisdiction or an arbitrator having jurisdiction declare any of the provisions of this Annex I unenforceable due to any unreasonable restriction of time, geographical area, scope of activity, or otherwise, in lieu of declaring such provision unenforceable, the court or arbitrator, to the extent permissible by law, shall, at the Company Group’s request, revise or reconstruct such provisions in a manner sufficient to cause them to be enforceable.
VII.Scope of Application. The provisions of this Annex I are in addition to and do not modify or supersede any other agreements a Participant has with any member of the Company Group, or any other obligations of a Participant to the Company Group, relating to intellectual property, non-disclosure, non-competition, non-interference or non-solicitation.
VIII.Amendments for Certain Participants. Each Participant acknowledges that due to the applicable law of the state in which such Participant is residing or working at the time of receipt of any Program Benefits, the terms or conditions of Paragraph II of this Annex I may be modified. These amendments are included in the Paragraph II Addendum attached hereto, which forms a part of the Program, and the provisions thereof replace and supersede the corresponding provisions of Paragraph II of this Annex I. The Company may modify the Paragraph
Page | 12

II Addendum at any time to the extent the Company deems such modification necessary to comply with applicable law.

Page | 13

Paragraph II Addendum

Colorado
Non-Competition. If a Participant primarily resides or works in Colorado and it is found that Colorado law applies to the Program or any dispute arising from this Program, then paragraph II.b. shall not apply unless the Participant’s annual compensation meets or exceeds the threshold amount for highly compensated workers, $123,750 for 2024 (or the earnings threshold in effect as adjusted annually by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment).

Non-Solicit. If a Participant primarily resides or works in Colorado and it is found that Colorado law applies to the Program or any dispute arising from the Program, then paragraphs II.c. and II.d. shall not apply unless the Participant’s annual compensation meets or exceeds the threshold amount of $74,250 for 2024 (or the earnings threshold in effect as adjusted annually by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment).

This Program contains a covenant not to compete that could restrict Participant’s options for subsequent employment. Each Participant must review paragraph II.b. carefully. Each Participant acknowledges that they have been provided with a separate written notice and a copy of the Program at least 14 days before the earlier of the effective date of the Program or the effective date of any additional compensation that provides consideration for the covenant not to compete. Participant acknowledges that they were provided the separate written notice in the language in which they communicate with a member of the Company Group about their performance.

Louisiana
Non-Competition and Non-Solicitation of Employees. If Employee primarily resides or works in Louisiana and it is found that Louisiana law applies to the Program or any dispute arising from the Program, then the restrictions set forth in paragraphs II.b-II.d of Annex I shall be limited to only the following parishes: Allen, Beauregard, Bienville, Bossier, Caddo. Calcasieu, Cameron, DeSoto, Jackson, Jefferson Davis, Lafayette, Lincoln, Natchitoches, Rapides, Red River, Sabine, St. Landry, St. Mary, Vermilion, Webster.

Oklahoma
Non-Competition and Non-Solicitation of Customers. If a Participant primarily resides or works in Oklahoma and it is found that Oklahoma law applies to the Program or any dispute arising from the Program, then the restrictions set forth in paragraphs II.b and II.c of Annex I shall not apply unless the Participant engages in the same or similar business as that conducted by the Company Group by soliciting the sale of goods, services or a combination of goods and services from the established customers of the Company Group.

Page | 14